Exhibit 10.34.2

LLOYDS BANK

May 16, 2018

Watford Re Ltd.
P.O. Box HM 2069 Hamilton HM HX Bermuda
Attn: Chief Financial Officer

Ladies and Gentlemen:

Ref: Standby Letter of Credit Facility

Reference is made to that certain facility letter dated May 19, 2014 (as amended and modified by letter amendments dated May 27, 2014, May 18, 2015, May 19, 2016 and May 17, 2017), by and between Lloyds Bank plc (the "Bank", " us" or " we") and Watford Re Ltd. (the " Applicant" or "you"), an exempted company with limited liability organized under the laws of Bermuda for the issuance and amendment of standby letters of credit for its account (as so amended, the "Facility Agreement"; capitalized terms used herein and not defined herein shall have the meanings assigned in the Facility Agreement) pursuant to which the Bank acting through its New York Branch established a Facility currently with a Facility Amount in the principal amount of One Hundred Million Dollars ($100,000,000) to the Applicant.
You have requested that we amend and extend the Scheduled Termination Date.
We are pleased to advise that the Scheduled Termination Date is amended and extended to May 16, 2019.
This agreement shall be effective as of May 16, 2018 ("Effective Date").
The Applicant represents and warrants that as of the effective date of this agreement no Event of Default under the Master Agreement nor any event or circumstance which with the giving of notice or lapse of time or both could become an Event of Default under the Master Agreement has occurred and is continuing.
All other provisions of the Facility Agreement shall remain in full force and effect.

Lloyds Bank pie. Registered Office: 25Gresham Street. London EC2V 7HN. Registered in England and Wales No. 206S. Telephone; 020 7626 1500. Authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority under number 119278.

COMMERCIAL BANKING

Upon the effectiveness of this agreement any reference in a Related Document to the "Facility Agreement" shall mean and be a reference to the Facility Agreement as previously amended and as amended hereby.
The Bank is also pleased to advise you that at any time, and from time to time prior to the Scheduled Termination Date, you may request an increase in the Facility Amount in an amount up to an aggregate of $50,000,000 ("Accordion Request"). The Bank may consider, in its sole discretion, each such Accordion Request but the Bank shall not be obligated to consent to any such Accordion Request. Any such increase in the Facility Amount to which the Bank may consent shall be subject to such terms and conditions as are mutually satisfactory and as may be otherwise required by the Bank.
In connection with any such increase in the Facility Amount, you shall be required to deliver to the Bank customary documentation, including but not limited to, those required by the conditions precedent provided for in the May 19, 2014 Standby Letter of Credit Facility (as such agreement has been amended or otherwise modified). At the Bank's discretion, the Bank may accept a certificate of a senior officer attesting to certain of the foregoing customary documentation (such senior officer's certificate shall not cover a favorable opinion of counsel to the Applicant) otherwise requested.
This agreement may be executed by the parties hereto individually, or in any combination of the parties hereto, in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A "PDF" copy of the foregoing shall operate as an original.
The agreement shall be governed by and construed under the laws of the State of New York.

Please provide the Bank with a certificate of the Secretary of the Applicant certifying that there remains in full force and effect that resolution of the Directors of the Applicant (previously provided to the Bank) which authorized the execution and delivery of the Related Documents and amendments thereto.

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Yours sincerely,

LLOYDS BANK PLC

By:	/s/ Kamala Basdeo
Name: Kamala Basdeo
Title: Assistant Manager
Transaction Execution
Category A
B002

By:	/s/ Jennifer Larrow
Name: Jennifer Larrow
Title: Assistant Manager
Transaction Execution
Category A
L003

Acknowledged and agreed as of the 16 day of May, 2018

WATFORD RE LTD

By:	/s/ Jon Levy
Name: Jon Levy
Title: President & CRO

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